      As filed with the Securities and Exchange Commission on August 11, 2000


                                                 Registration No. 333-38360


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                            ------------------------
                           5B TECHNOLOGIES CORPORATION
             (Exact name of Registrant as specified in its charter)

          DELAWARE                                     11-3529387
  (State or jurisdiction of                (I.R.S. Employer Identification No.)
incorporation or organization)

                            ------------------------
                                ONE JERICHO PLAZA
                             JERICHO, NEW YORK 11753
                                 (516) 938-3400
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)
                            ------------------------

                                    COPY TO:


                 GLENN NORTMAN
            CHIEF EXECUTIVE OFFICER                 JAMES T. SEERY, ESQ.
          5B TECHNOLOGIES CORPORATION         PIPER MARBURY RUDNICK & WOLFE LLP
               ONE JERICHO PLAZA                1251 AVENUE OF THE AMERICAS
            JERICHO, NEW YORK 11753               NEW YORK, NEW YORK 10020
                 (516) 938-3400                        (212) 835-6000
   (Name, address, including zip code, and
telephone number, including area code, of agent
                  for service)


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                         CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                    Proposed Maximum
  Title of Each Class of         Amount to be           Offering             Proposed Maximum           Amount of
Securities to be Registered    Registered (1)(2)    Price per Share      Aggregate Offering Price   Registration Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, $0.04 par value      875,913           $3.09375 (3)             $2,709,855.80             $715.40
--------------------------------------------------------------------------------------------------------------------
Common Stock, $0.04 par value      200,000 (4)         $10.00                    $2,000,000             $528.00
--------------------------------------------------------------------------------------------------------------------
                        TOTAL    1,075,913                                    $4,709,855.80             $1,243.40(5)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------



(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares of common stock which may be issued under the terms of the Series B 6% Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock") and the Common Stock Purchase Warrant, dated April 17, 2000 (the "Warrants"), held by the selling stockholder to prevent dilution resulting solely from stock splits, stock dividends and similar events.



(2) Pursuant to a Registration Rights Agreement between the Registrant and the selling stockholder entered into in connection with the sale to the selling stockholder of the Series B Preferred Stock and Warrants, the Registrant agreed to register hereunder that number of shares of common stock equal to two times the maximum number of shares of common stock issuable upon conversion of the Series B Preferred Stock (based upon the conversion formula contained in the Series B Preferred Stock on the date of the initial registration) and upon exercise of the Warrants. The shares of common stock registered hereunder also include shares of common stock issuable as dividends under the Series B Preferred Stock.


(3) Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(4) Reflects shares of common stock issuable upon exercise of the Warrants. The Proposed Maximum Offering Price per share was calculated in accordance with Rule 457(g) of the Securities Act of 1933, as amended.


(5) Previously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION

                           5B TECHNOLOGIES CORPORATION

                        1,075,913 SHARES OF COMMON STOCK

                        --------------------------------



    The stockholder selling the shares in this offering has the right to determine both the number of shares it will offer and the time or times when it will offer the shares. Such stockholder may sell the shares at the market price at the time of sale or at such other prices as it may negotiate.


    The 1,075,913 shares of common stock covered by this prospectus include shares issuable upon the filed conversion of the Series B Preferred Stock and the exercise of the Warrants held by the selling stockholder with the named within this prospectus. We will not receive any proceeds from the sale of the shares of this offering, Securities but we will receive an aggregate of $1,000,000 if the Warrants are exercised. and Exchange


    Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "FIVE." On August 7, 2000, Commission the closing sale price of our common stock was $2.50 per share.



    INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR GENERAL RISK FACTORS AND BEGINNING ON PAGE 13 FOR RISK FACTORS RELATING TO THESE SECURITIES AND THIS OFFERING.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                        --------------------------------

                 The date of this prospectus is August  , 2000

         You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.


                                   ----------
                                TABLE OF CONTENTS



                                                                 Page
                                                                 ----
WHERE YOU CAN FIND MORE INFORMATION...........................     1
SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS....................     2
PROSPECTUS SUMMARY............................................     3
THE OFFERING..................................................     4
RISK FACTORS..................................................     5
USE OF PROCEEDS...............................................    13
SELLING STOCKHOLDER...........................................    13
PLAN OF DISTRIBUTION..........................................    22
LEGAL MATTERS.................................................    23
EXPERTS.......................................................    23


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. Our Common Stock is quoted on the Nasdaq SmallCap Market. Our reports, proxy statements and other information are also available to the public at the Nasdaq's web site at http://www.nasdaq.com.

         This prospectus is part of a Registration Statement on Form S-3 filed with the SEC under the Securities Act of 1933. This prospectus omits some of the information contained in the Registration Statement. You should refer to the Registration Statement for further information with respect to 5B Technologies Corporation and the securities offered by this prospectus. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC is not necessarily complete, and in each case you should refer to the copy of the document filed for complete information.

         The SEC allows us to "incorporate by reference" the information we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities covered by this prospectus are sold by the selling stockholder.

         1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as amended by Amendment No. 1 on Form 10-K/A.
         2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.
         3. Our Current Reports on Form 8-K, filed February 15, 2000, April 28, 2000, May 17, 2000, and May 26, 2000, respectively.
         4. The description of our common stock contained in our registration statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act.
         5. The description of our Class A Warrants relating to our common stock contained in our registration statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                   5B Technologies Corporation
                   One Jericho Plaza
                   Jericho, New York  11753
                   Attention:  Anthony Fernandez, Director of Finance
                   Telephone:  (516) 938-3400

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

         Some of the statements contained in or incorporated by reference in this prospectus discuss our plans and strategies for our business or state other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act. The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including the following:

         - the success or failure of our efforts to implement our business strategy

         - the other factors discussed under the heading "Risk Factors" and elsewhere in this prospectus

         We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see "Risk Factors." You should carefully consider the information set forth under the caption "Risk Factors." In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus might not occur.

                               PROSPECTUS SUMMARY

5B TECHNOLOGIES CORPORATION

         5B Technologies Corporation (formerly Paramount Financial Corporation) and subsidiaries is a comprehensive business solution provider, offering customers a wide range of integrated services, including Internet solutions, information technology ("IT") consulting, systems integration and staffing services. We conduct our operations through two wholly owned subsidiaries:
Paratech Resources, Inc. and Deltaforce Personnel Services, Inc.

         On February 14, 2000, we completed a corporate structure reorganization under Delaware law. As a result of the reorganization, 5B became the new public parent holding company for our two subsidiaries. The new corporate name and structure reflect the change, in 1999, of our business focus to our systems integration and consulting, website development and Internet consulting, and temporary staffing businesses, and our de-emphasizing of our IT equipment leasing business. As a final step in our refocusing of our business operations, on May 2, 2000, we sold the majority of our computer lease portfolio to Stamford Computer Group, and we announced that we were discontinuing operations of our leasing business, which had been conducted by Paramount Operations Inc., our wholly owned subsidiary ("Paramount Operations").

         Our evolution from a IT equipment leasing and trading company to a full service Internet and IT business solution provider began in 1996. During the first quarter of that year, in response to our need to provide our customers with more-value added services, we created a new wholly owned subsidiary, Paratech Resources, Inc. Paratech began offering customers full IT service solutions, including hardware, software, system design, systems integration and other value-added support services.

         In order to further enhance and expand its system integration services and solutions business, Paratech acquired Comptech Resources, Inc. in October 1998. Comptech was a systems consulting, software application, Year 2000 compliance and Internet design and development firm. The acquisition of Comptech brought us a specialization in client-server accounting, sales-force automation, web development and e-commerce solutions.

         To expand our Internet solutions business and to add the ability to host clients, Paratech acquired, in March 1999, certain assets of Web Business Systems Inc., a small New York based web hosting and development company. The acquisitions of Comptech and Web have enabled us to offer a full complement of state-of-the-art Internet and IT solutions.

         Our strategic diversification and expansion strategy also resulted in two other acquisitions during 1998. In January 1998, we completed the acquisition of Deltaforce Personnel Services, Inc., a privately held New York City based staffing company specializing in legal support staffing. This acquisition further enhanced our product offerings by including staffing services to our expanding list of integrated services. The Deltaforce acquisition was followed in August 1998 by our acquisition of RBW Staffing Services, Inc. (d/b/a Wordsmiths), a New York City based staffing company also specializing in legal support staffing. Following this second acquisition, we merged the operations of Wordsmiths into Deltaforce to form "The DeltaGroup." As a result of the Deltaforce and Wordsmiths acquisitions, 5B became able to offer not only temporary legal support staffing, but also temporary and permanent IT placements.

RECENT DEVELOPMENTS

         As a final step in our refocusing of our business operations to our systems integration and consulting, website development and Internet consulting, and temporary staffing business, on May 2, 2000, we sold the majority of our compute lease portfolio (the "Assets") to Stamford Computer Group Inc. ("Stamford"), and we announced that we were discontinuing operations of our leasing business, which had been conducted by Paramount Operations. In exchange for the Assets, Stamford paid us cash consideration of $700,114 and assumed $6,116,865 of indebtedness related to the Assets. In conjunction with the discontinuance of our leasing business, we recorded a predominantly non-cash, one-time pre-tax charge of approximately $977,000 in the quarter ended March 31, 2000.

ADDRESS

         Our executive offices are located at One Jericho Plaza, Jericho, New York, 11753, (516) 938-3400.

                                  THE OFFERING


Common stock offered..................................1,075,913 shares(1)

Common stock outstanding as of August 2, 2000..........2,135,500 shares(2)

Nasdaq SmallCap symbol................................FIVE

Use of proceeds.......................................We will not receive any proceeds from the sale of the common stock sold by the
                                                      selling stockholder(3)



----------

(1) Pursuant to our contractual agreement with the selling stockholder, the number of shares represents two times the maximum number of shares that may be issued to the selling stockholder (A) upon the conversion of the Series B Preferred Stock (based upon a conversion formula set forth in the Certificate of Designations of the Series B Preferred Stock), and (B) the exercise of the Warrants. The number of shares offered also includes shares of common stock which may be issued as dividends under the Series B Preferred Stock.


(2) This number does not include: (i) 500,000 shares and 12,500 shares reserved under our stock option and director option plans, respectively (of which 457,766 and 1,000, respectively, are subject to outstanding options), (ii) 747,500 shares underlying our publicly traded Class A Warrants, and (iii) 893,333 shares underlying other outstanding warrants, of which an aggregate of 143,333 have been registered for resale under another registration statement.


(3) We will receive proceeds of $1,000,000 if all of the Warrants are exercised in full.


         The purpose of this offering is to register the resale of the shares of common stock owned by the selling stockholder. The selling stockholder is required to deliver a copy of this prospectus in connection with any sale of these shares.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER EACH OF THE FOLLOWING RISKS AND ALL OF THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK. SOME OF THE FOLLOWING RISKS RELATE PRINCIPALLY TO OUR BUSINESS IN GENERAL AND THE INDUSTRIES IN WHICH WE OPERATE. OTHER RISKS RELATE PRINCIPALLY TO THE SECURITIES MARKETS AND OWNERSHIP OF OUR SECURITIES. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY BELIEVE TO BE IMMATERIAL MAY ALSO ADVERSELY AFFECT OUR BUSINESS. IF ANY OF THE FOLLOWING RISKS AND UNCERTAINTIES DEVELOP INTO ACTUAL EVENTS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED.


                              GENERAL RISK FACTORS



         The following risks relate to our company and our business generally.


WE HAVE DISCONTINUED OUR IT EQUIPMENT LEASING BUSINESS AND CHANGED OUR BUSINESS FOCUS TO SYSTEMS INTEGRATION AND CONSULTING, WEBSITE DEVELOPMENT AND CONSULTING, AND TEMPORARY STAFFING AND WE MAY BE NOT SUCCESSFUL IN OUR BUSINESS STRATEGIES

         In 1999, we changed the focus of our operations from IT equipment leasing, which was our primary business since 1991, to systems integration and consulting, website development and consulting, and temporary staffing. . As a final step in our refocusing of our business operations, on May 2, 2000, we sold the majority of our computer lease portfolio to Stamford Computer Group, and we announced that we were discontinuing operations of our leasing business, which had been conducted by Paramount Operations. Our strategy is to continue to focus on these lines of business, and our future success will depend on our ability to grow these businesses. Because we have focused on these businesses for only a short period of time, we do not have an historical record upon which to judge our ability to successfully grow these businesses. If we are not able to successfully operate and grow these businesses, we will suffer significant adverse results, including losses from operations, an inability to raise additional capital, and downward pressures on our stock price.

WE MAY NOT BE ABLE TO OPERATE PROFITABLY

         Since our initial public offering in January 1996, we have reported annual losses of ($804,411), ($496,338), ($1,833,804) and ($261,072). Although
our ($261,072) loss in 1999 is significantly less than in 1998, which reflects our re-focus in our lines of business, our company faces significant challenges in order to reach profitability. These challenges are discussed in detail in these Risk Factors. In order for our company to be successful and to grow, we will need to successfully address these challenges, but, for the reasons explained in these Risk Factors, we cannot give assurances that we will ever operate profitably.

WE CURRENTLY HAVE LIMITED CAPITAL RESOURCES AND WE WILL NEED SIGNIFICANT ADDITIONAL FINANCING TO ENABLE US TO EXPAND OUR BUSINESSES


         At March 31, 1999, we had $1.4 million in cash and cash equivalents and investments available for sale. Substantially this entire amount was invested in interest-bearing savings accounts, money market accounts established by major commercial banks or in United States Government, other AA rated obligations and mutual funds. Investments available for sale also includes 250,000 shares and a warrant to purchase 50,000 shares of a privately held company, which had a fair market value of approximately $438,000. Subsequent to March 31, 2000, we raised approximately $1,000,000 from the sale to the selling stockholder of our Series B Preferred Stock and the Warrants, the underlying shares of common stock of which are being sold by this prospectus. We continue to use our cash balances to fund our operations and, to the extent we suffer operating losses, we would need our cash reserves to fund these losses. However, in order to expand our systems integration, website development and temporary staffing businesses, we will require significant additional cash resources to make acquisitions of complementary businesses; fund internal growth through expanding our client base in these business lines and adding consultants, engineers and temporary employees; expand our sales and marketing capabilities; and support overall increased expenses attendant to growing a business. We do not have any current opportunities to raise such significant additional financing, and we cannot give assurances that any opportunities to raise financing will arise in the future or that, if they do arise, the terms thereof would be acceptable to us. If we are not able to raise additional financing to allow us to grow our businesses, it is likely that our company will suffer significant adverse effects.

SYSTEMS INTEGRATION AND WEBSITE DEVELOPMENT RISK FACTORS

         WE GENERALLY DO NOT HAVE LONG-TERM SERVICE CONTRACTS AND OUR NEED TO ESTABLISH RELATIONSHIPS WITH NEW CLIENTS CREATES AN UNCERTAIN REVENUE STREAM

         In the systems integration and website development business, our clients generally retain us on a project basis, rather than under long-term contracts. As a result, a client may or may not engage us for further services once a project is completed. As a result, establishment and development of relationships with additional companies and other users of information technology and securing repeat engagements with existing clients are important components of our business operations. The absence of long-term contracts and the need for new clients create an uncertain revenue stream. A client that accounts for a significant portion of our revenues in a given period may not generate a similar amount of revenue, if any, in subsequent periods. We cannot assure you that we will be able to add new major clients or to secure new engagements with existing clients. In addition, some of our existing clients may unilaterally reduce the scope of, or terminate, existing projects. We cannot assure you that we will be able to maintain our business relationship with or avoid a material reduction in the use of our services by any of our significant existing clients.

         WE ARE DEPENDENT ON OUR ABILITY TO RECRUIT, TRAIN AND RETAIN HIGHLY QUALIFIED SYSTEMS INTEGRATION AND WEBSITE DEVELOPMENT PROFESSIONALS WHO ARE IN SHORT SUPPLY

         We believe continued hiring of new personnel will be required to support our systems integration and website development businesses. These business operations depend in large part on our ability to identify, hire, train and retain highly qualified systems integration and website development professionals who can provide the technical, strategic consulting, creative and marketing skills required by clients. There is a shortage of these highly qualified personnel and we compete with other companies for this limited pool of persons. We cannot assure you that we will be able to attract, train or retain qualified personnel. Failure to do so could have a material adverse effect on our financial condition, operating results and business.

         FLUCTUATIONS IN OUR FINANCIAL PERFORMANCE COULD ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK

         Our operating results may fluctuate as a result of a variety of factors affecting our systems integration and website development business, many of which are outside of our control, including:

         -    the number, size and scope of our client engagements

         -    reductions, cancellations or completions of major projects

         - the loss of significant clients or a change of scope in a significant client engagement

         -    our relative mix of business

         -    changes in pricing by us or our competitors

         - the efficiency with which we utilize our billable professionals, plan and manage our existing and new client engagements and manage our future growth

         -    variability in market demand for Internet services

         -    our ability to retain and attract qualified professionals

         - our ability to complete fixed-fee engagements within the assigned budget

         - costs related to expansion of our systems integration and website development businesses

         -    increased competition

         As a result of these possible fluctuations, period-to-period comparisons of our operating results may not be reliable indicators of future performance. A high percentage of our expenses, including those related to employee compensation and facilities, are fixed. If the number and size of our projects decreases in any period, then our revenues and operating results may also decrease. In some quarters, our operating results may fall below the expectations of securities analysts and investors due to many factors, including those described above. In such event, the trading price of our common stock would likely decline and the decline could be significant.

         OUR FIXED PRICE CONTRACTS INVOLVE FINANCIAL RISK

         Many of our systems integration and website development contracts are currently on a fixed price basis, rather than a time and materials basis. We assume greater financial risk on fixed price contracts than on time and materials engagements because our source of revenue remains fixed while our costs may be rising. We have only a limited history in estimating our costs for our engagements, particularly for larger projects. We have had to commit unanticipated resources to complete some of our projects, resulting in lower gross margins on such contracts. We may experience similar situations in the future. If we fail to estimate accurately the resources and time required for an engagement, to manage client expectations effectively or to complete fixed price engagements within our budget, on time and to our clients' satisfaction, we would be exposed to cost overruns, potentially leading to losses on these engagements.

         OUR SYSTEMS INTEGRATION AND WEBSITE DEVELOPMENT REVENUES COULD BE NEGATIVELY AFFECTED BY THE LOSS OF MAJOR CLIENTS

         We derive a significant portion of our systems integration and website development revenues from a limited number of clients. In 1999, we estimate that our three largest clients accounted for approximately 21% of our systems integration and website development revenues. The loss of major clients could significantly reduce our revenues, which could have a material adverse effect on our financial condition, operating results and business.

         OUR SUCCESS DEPENDS UPON STRATEGIC RELATIONSHIPS

         In connection with our systems integration and website development business, we have established strategic relationships with Microsoft Corporation, Cisco Systems, Inc. and Intershop which may be terminated at any time. The loss of any of these or other strategic relationships would deprive us of the opportunity to :

         -    gain early access to leading-edge technology

         -    cooperatively market products with these vendors

         -    cross-sell additional services

         -    gain early and enhanced access to vendor training and support

         OUR WEBSITE DEVELOPMENT BUSINESS DEPENDS ON THE GROWING DEMAND FOR INTERNET SOLUTIONS

         If the usage and volume of commercial transactions on the Internet does not continue to increase, demand for our services may decrease and our financial condition, operating results and business could be materially and adversely affected. Our future success depends on the continued expansion of, and reliance of consumers and businesses on, the Internet and related technical solutions. The Internet may not be able to support an increased number of users or an increase in the volume of data transmitted over it. As a result, the performance or reliability of the Internet may be adversely affected as use increases. The improvement of the Internet in response to increased demands will require timely improvement of the high speed modems and other communications equipment that form the Internet infrastructure. The Internet has already experienced outages and delays as a result of damage to portions of its infrastructure. The effectiveness of the Internet may also decline due to delays in the development or adoption of new technical standards and protocols designed to support increased levels of activity. We cannot assure you that the infrastructure, products or services necessary to maintain and expand the Internet will be developed. Other factors that may adversely affect Internet usage or e-commerce adoption include:

         -    actual or perceived lack of security of information

         -    congestion of Internet traffic or other usage delays

         -    inconsistent quality of service

         -    increases in Internet access costs

         -    increases in government regulation of the Internet

         -    uncertainty regarding intellectual property ownership

         -    reluctance to adopt new business methods

         -    costs associated with the obsolescence of existing infrastructure

         -    economic viability of e-commerce models

         OUR SYSTEMS INTEGRATION AND WEBSITE DEVELOPMENT BUSINESS OPERATIONS DEPEND ON OUR ABILITY TO ADAPT TO TECHNOLOGICAL INNOVATIONS

         Our systems integration and website development business operations depend, in part, on our ability to keep pace with rapid technological change, new products and services embodying new processes and technologies and industry standards and practices. Failure to respond to these changes could render our existing service practices and methodologies obsolete. We cannot assure you that we will be able to respond quickly, cost-effectively or sufficiently to these developments.

         OTHER PARTIES MAY CLAIM THAT OUR SYSTEMS INTEGRATION AND WEBSITE DEVELOPMENT PRODUCTS MAY HAVE INFRINGED UPON THEIR INTELLECTUAL PROPERTY RIGHTS, RESULTING IN SUBSTANTIAL COSTS TO US AND A DIVERSION OF OUR RESOURCES

         It is possible that third parties, including our clients, may claim our systems integration and website development products may have infringed upon their intellectual property rights. While we believe that currently there is no basis for such a claim, we cannot assure you that an infringement claim will not be brought against us in the future. The material and adverse consequences of a successful infringement claim against us are as follows:

         -    liability for litigation costs and damages

         - we may be enjoined from using specific intellectual property in the future

         - we may incur costs for licensing specific intellectual property from others

         - we may incur significant costs associated with the development of non-infringing alternatives

         - we may have to indemnify clients with respect to losses as a result of our infringement of the intellectual property

         Even if we are successful in defending against an infringement claim, we may incur substantial costs defending ourselves. Additionally, these claims could divert needed resources, management's attention and could harm our reputation.

         WE MAY BE SUBJECT TO LEGAL LIABILITY TO OUR SYSTEMS INTEGRATION AND WEBSITE DEVELOPMENT CLIENTS

         Many of our systems integration and website development engagements involve the development and implementation of services that are important to our clients' businesses. Our failure or inability to meet a client's expectations in the performance of services could injure our business reputation or result in a claim for substantial damages against us regardless of our responsibility for such failure. In addition, the services we provide for our clients may include confidential or proprietary client information. Although we have implemented policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim against us for substantial damages. Our contractual provisions attempting to limit such damages may not be enforceable in all instances or may otherwise fail to protect us from liability for damages.

         OUR SYSTEMS INTEGRATION AND WEBSITE DEVELOPMENT BUSINESSES COULD BE ADVERSELY AFFECTED BY YEAR 2000 ISSUES

         Year 2000 risks exist because of the potential occurrence of computer system or related processing failures caused by the inability of the computers to recognize date-related data arising from the use of two digits rather than four digits to define a particular year. Currently, our systems have functioned properly with respect to dates starting in the Year 2000 and our clients have not reported experiencing any Year 2000 problems. However, there may still be Year 2000 problems that affect us or our clients, and any potential future Year 2000 problem may cause us to incur material financial losses, liability to our clients or damage to our reputation.

         GOVERNMENTAL REGULATION OF THE INTERNET COULD IMPACT OUR WEBSITE DEVELOPMENT BUSINESS

         Currently, our website development business is not subject to any direct governmental regulation other than laws and regulations applicable to businesses generally. Few laws or regulations are directly applicable to access to, or commerce on, the Internet. Due to the increasing popularity and use of the Internet, it is likely that a number of laws and regulations may be adopted at the local, state, national or international levels with respect to the Internet, including the possible levying of tax on e-commerce transactions. Any new legislation could inhibit the growth in use of the Internet and decrease the acceptance of the Internet as a communications and commercial medium, which could in turn decrease the demand for our services or otherwise have a material adverse effect on our future operating performance and business.

STAFFING BUSINESS RISK FACTORS

         OUR STAFFING BUSINESS HAS SIGNIFICANT DEPENDENCE ON MAJOR CUSTOMERS AND WE WOULD BE ADVERSELY EFFECTED IF WE LOST OUR MAJOR CUSTOMERS

         Approximately 28% percent of our staffing revenues for 1999 came from, and a significant portion of our staffing resources have been devoted to, our largest three customers. The loss of one or more of these customers or a substantial reduction in the hiring activities of these customers through us would have a material adverse effect on our financial performance. In addition, the termination of employees with whom we have a strong relationship by these customers could also adversely affect our financial performance. Further, there is no assurance that our staffing business will not continue to be dependent upon a small number of major customers for a significant portion of our staffing business revenues and earnings.

         OUR STAFFING BUSINESS IS DEPENDENT ON RECRUITMENT OF TEMPORARY
         EMPLOYEES

         Our staffing business, similar to other staffing businesses, requires that we have at all times an active roster of qualified temporary employees to place with our law firm clients. Competition in the New York City metropolitan area to obtain and retain these persons is intense, particularly during periods of high demand. Our ability to grow our staffing business will depend on our ability to not only attract more law firm clients, which we may not be able to do, but also to obtain and retain greater numbers of temporary personnel.

         OUR STAFFING BUSINESS IS DEPENDENT ON RECRUITMENT AND PLACEMENT COUNSELORS

         Our staffing business's revenues and future success also are very dependent on the skills of our recruitment and placement counselors in attracting clients, matching their needs to appropriate candidates in each recruiting opportunity and in establishing successful long-term relationships with these clients. The failure to attract and retain qualified recruitment and placement counselors, or the failure of recruitment and placement counselors to effectively perform these tasks, may have a material adverse effect on our staffing business's revenues, profitability and growth.

         OUR STAFFING BUSINESS WOULD SUFFER IF LAW FIRM INDUSTRY CONDITIONS WERE TO DETERIORATE

         Our staffing business offers services primarily to the law firms. During periods of poor performance by the economy or the capital markets, law firm business decreases, and the law firms do not expand existing services and operations and do not employ new personnel or require the services of temporary employees. Accordingly, during these periods of poor performance, the demand for our staffing business's services may decrease, which would adversely affect our operations. Since we intend to continue our emphasis on the law firm industry, we expect that our staffing business's results of operations for any given year will depend on the performance of the law firm industry.

WE FACE SIGNIFICANT COMPETITION IN ALL OF OUR LINES OF BUSINESS

         SYSTEMS INTEGRATION COMPETITION

         Competition in the systems integration business is intense. We directly compete with local, regional and national systems integrators, value added resellers and distributors, as well as with certain computer manufacturers that market through direct sales forces. We also expect to face further competition from new market entrants. In our systems integration business, we compete primarily on the basis of quality and reliability of services, breadth of product and service offerings and product and service pricing. In order to be competitive, we also have to maintain systems integrators and other technically trained consultants and personnel to compete for customers and to respond to the demands of our customers. Most of our current and potential competitors in the systems integration business have greater financial, technical, marketing and other resources than we have. As a result, these competitors may be able to better attract customers, respond more quickly to new or emerging technologies and changes in customer requirements, to devote greater resources to the development, promotion and sales of their services and products, and to attract the required systems integrators and other technically trained personnel on which our systems integration business depends. There can be no assurance that we will be able to compete effectively against such competitors in the future.

         WEBSITE DEVELOPMENT COMPETITION

         The market for Internet services is relatively new, intensely competitive, rapidly evolving and subject to rapid technology change. While relatively new, this market is already highly competitive and characterized by an increasing number of entrants who have introduced or developed products and services similar to those offered by us. We expect competition not only to persist but to increase. Increased competition may result in price reductions, reduced margins and loss of customers.

         Our competitors in website development include:

         -    Internet services providers

         -    large systems integrators

         -    specialty systems integrators

         -    strategic consulting firms

         -    interactive marketing firms

         Many of our current and potential competitors in website development have longer operating histories, larger installed customer bases, greater name recognition, longer relationships with clients and significantly greater financial, technical, marketing and public relations resources than we do. We expect to face additional competition from new market entrants in the future as the barriers to entry into our business are also relatively low. Our current or future competitors in web site development may also be better positioned to address technological and market developments or may react more favorably to technological changes. We compete on the basis of a number of factors, including the attractiveness of the Internet services we offer, the breadth and quality of these services, creative design and systems engineering expertise, pricing, technological innovation and understanding clients' strategies and needs. Existing or future competitors may develop or offer strategic Internet services that provide significant technological, creative, performance, price or other advantages over the services offered by us. There can be no assurance that we will be able to compete effectively against such competitors in the future.

         STAFFING BUSINESS COMPETITION

         Competition in the temporary staffing business is intense. We are in competition with numerous firms, many of which have far greater financial resources and more extensive industry relationships than we have. In addition, many of such organizations have longer operating histories in temporary staffing than we have, which may afford these firms significant advantages in obtaining future clients, arranging financing and attracting skilled personnel. We compete on the basis of client service and responsiveness, and there can be no assurance that this strategy can continue to be successfully implemented. The human resource management industry is highly fragmented, with a very large number of companies providing similar employment services. In addition, we may encounter substantial competition from new market entrants. Some of our current and future competitors may be significantly larger, have greater recognition and have greater financial marketing and other resources than we have. There can be no assurance that we will be able to compete effectively against such competitors in the future.

WE ARE DEPENDENT ON OUR TWO EXECUTIVE OFFICERS AND WE WILL NEED MORE PARENT COMPANY OFFICERS IN THE FUTURE

         Our success is dependent upon the continued active participation of Messrs. Glenn Nortman and Jeffrey Nortman, our Chief Executive Officer and Chief Operating Officer, respectively. In the event the services of either of these two individuals is lost for any reason whatsoever, our business, financial condition and results of operation would be materially adversely effected. We will also require additional executive-level personnel if we are successful in growing our businesses. Competition for qualified individuals to fill executive-level positions, particularly with experience in systems integration, website development and financial management, can be significant, and we will be adversely impacted if we cannot add executive-level personnel when our business requires their services.

OUR STOCK PRICE HAS GONE UP GREATLY RECENTLY AND THERE MAY BE SIGNIFICANT VOLATILITY IN OUR STOCK PRICE

         During 2000 the market price of our common stock has ranged from $1.43 to $19.75, and may continue to experience significant fluctuations. The stock market in general, and the market for technology companies in particular, has experienced significant volume and price fluctuations. The trading price of our common stock has reached historical highs during 2000 and has reflected relative valuations substantially above historical levels. You may not be able to resell your shares following periods of volatility because of the market's adverse reaction to that volatility. We cannot assure that our stock will continue to trade at the same levels as it has during 2000.

OUR PRINCIPAL STOCKHOLDERS CONTROL A SIGNIFICANT AMOUNT OF OUR VOTING STOCK AND OUR CERTIFICATE OF INCORPORATION CONTAINS PROVISIONS WHICH COULD LIMIT A CHANGE IN CONTROL OF 5B TECHNOLOGIES

         Our principal stockholders, Glenn Nortman and Jeffrey Nortman, control approximately 35% of our outstanding common stock. Accordingly, Messrs. Nortman have a substantial influence on the election all of our directors, and therefore substantial control of the direction of the affairs of 5B Technologies. In addition, our stockholders do not have the right to cumulative voting in the election of directors, which has the effect of making it unlikely that our public stockholders will be able to cause any director (other than those nominated by our principal stockholders) to be elected to our Board of Directors. Our Board of Directors has the authority, without further approval of our stockholders, to issue shares of our preferred stock, having such rights, preferences and privileges as our Board of Directors may determine. Any such issuance of additional shares of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of 5B Technologies and may adversely affect the rights of our stockholders. In addition, we are subject to a Delaware statute regulating business combinations which may also hinder or delay a change in control of the Company.

THE ISSUANCE OF SHARES OF COMMON STOCK UPON THE EXERCISE OF OPTIONS AND WARRANTS WILL CAUSE DILUTION TO OUR CURRENT STOCKHOLDERS

         We are authorized to issue 17,500,000 shares of common stock of which 2,135,500 shares are outstanding. In addition to the shares of our common stock being offered by this prospectus:


         - 512,500 shares are issuable upon the exercise of options under our stock option plans, and we intend to register the sale of these shares on a registration statement on Form S-8

         - 747,500 shares are issuable upon the exercise of our outstanding publicly traded class A warrants

         - 893,333 shares are issuable upon exercise of other outstanding warrants, of which an aggregate of 143,333 have been registered for resale under another registration statement

         If and when we issue these shares, the percentage of common stock owned by each holder of common stock would be diluted. Moreover, the prevailing market price for the common stock may be materially and adversely affected by the addition of a substantial number of shares, including the shares offered by this prospectus, into the market.

WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR STOCK

         We have not paid any cash or other dividends on our common stock and do not expect to declare or pay any cash dividends in the foreseeable future. In addition, our current credit agreement with our bank restricts the payment of any dividends without the bank's prior consent.


           RISK FACTORS RELATING TO THESE SECURITIES AND THIS OFFERING



         The following risks relate specifically to the Series B Preferred Stock, the Warrants and the effects on our company and our publicly traded common stock that may occur as a result of the issuance of the common stock underlying the Series B Preferred Stock and Warrants.



THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE SERIES B PREFERRED STOCK WILL INCREASE AS THE MARKET PRICE OF OUR COMMON STOCK DECREASES



         Each share of the Series B Preferred Stock is convertible, at any time and from time to time at the election of the selling stockholder, into shares of our common stock based upon a formula. This formula says that each share of Series B Preferred Stock converts at any time into shares of our common stock determined by dividing $1,000 by the lower of either (1) $9.00, or (2) 80% of the average of the three lowest closing bid prices of our common stock during the thirty days before the date of conversion. The practical effects of this conversion formula are:

         - If the lowest three closing bid prices of our common stock is above $11.25, then the conversion price is based upon the $9.00 formula



         - If the lowest three closing bid prices of our common stock is less than $11.25, then the conversion price is determined by the 80% formula



         The number of shares of our common stock that may ultimately be issued upon the conversion of the Series B Preferred Stock cannot be determined, however, because of the "floating" aspect of the 80% formula (when the lowest three closing bid prices is less than $11.25). The following table sets forth the number of shares of common stock that would be issuable upon conversion of the Series B Preferred Stock at various conversion prices:




                                                         SHARES ISSUED UPON      PERCENTAGE OF OUTSTANDING
      MARKET PRICE                 CONVERSION PRICE          CONVERSION                   SHARES(1)
--------------------------------   ----------------      ------------------      -------------------------
$11.25 and above                      $9.00(2)                111,111                      5.2%
$8.4375 (25% less than $11.25)        $6.75(3)                148,148                      6.9%
$5.625 (50% less than $11.25)         $4.50(3)                222,222                      10.4%
$3.25 (actual price at 7/20/00)       $2.60(3)                384,615                      18.0%
$2.8125 (75% less than $11.25)        $2.25(3)                444,444                      20.8%(4)




----------

(1) Based upon 2,135,500 shares issued and outstanding.



(2) Any time the market price is at $11.25 or above, the conversion price is fixed at $9.00.



(3) These amounts are 80% of the related market prices.



(4) The terms of the Series B Preferred Stock do not permit the issuance of more than 19.9% of our common stock upon the conversion of the Series B Preferred Stock without obtaining all approvals, including the obtaining of our stockholders' approval, required by the Nasdaq Stock Market. This is more fully described below under the caption "Selling Stockholder-Description of Series B Preferred Stock-Limitations on Issuances of Shares of Common Stock."



THE VARIABLE CONVERSION PRICE FORMULA OF THE SERIES B PREFERRED STOCK COULD NEGATIVELY AFFECT OUR COMMON STOCK



         The following are special risks which result from the variable conversion price formula of the Series B Preferred Stock:



         - Reduction in Stock Price. At any time when our common stock trades at a price less than $11.25 per share, the Series B Preferred Stock will be convertible into shares of our common stock at a variable rate based on future trading prices of our common stock and events that may occur in the future. The number of shares of common stock issuable upon conversion of the Series B Preferred Stock will be inversely proportional to the market price of the common stock at the dates upon which the conversion price may be determined.



         - Effect of Additional Shares in Market. To the extent that holder of the Series B Preferred Stock converts and then sell its common stock in the open market, our common stock price may decrease due to the additional shares in the market, possibly allowing the holder to convert the additional shares of Series B Preferred Stock into greater amounts of common stock, further depressing the stock price.



         - Impact of Dilution. The additional shares of our common stock issued upon conversion of the Series B Preferred Stock would dilute the percentage interest of each of our existing common stockholders, and this dilution would increase as more shares of common stock are issued due to the impact of the variable conversion price. Each additional issuance of shares upon conversion would increase the supply of shares in the market and, as a result, may cause the market price of our common stock to decline. The effect of this increased supply of common stock leading to a lower market price may be magnified if there are sequential conversions of the Series B Preferred Stock.



         - Possible Nasdaq Delisting. In order for our common stock to retain its listing on the Nasdaq SmallCap Market, various maintenance tests must be met by 5B Technologies. In particular, the minimum bid price of our common stock must be $1.00 or more. If the cumulative effect of the foregoing negative affects on our common stock resulting from the variable conversion price formula of the Series B Preferred Stock was to cause the price of the common stock to trade at levels below $1.00, our common stock could be subject to delisting, after which trading would only be conducted in the over-the-counter market in the "pink sheets" or on the NASD OTC Bulletin Board.



CERTAIN OF OUR AGREEMENTS WITH THE SELLING STOCKHOLDER MAY MAKE RAISING ADDITIONAL FINANCINGS DIFFICULT



         In connection with our sale to the selling stockholder of the Series B Preferred Stock and Warrants, we made certain agreements with the selling stockholder which are described in detail in this prospectus under the caption "Selling Stockholder-Description of Series B Preferred Stock-Description of Certain Agreements with the Selling Stockholder." In general, these agreements are:



         -    We agreed to not sell securities senior to the Series B Preferred
              Stock



         - We agreed not to sell any of our shares (except for specifically listed types of sales) for 270 days after the registration statement of which this prospectus is a part becomes effective



         -    We agreed to limit granting registration rights to others



         Although the selling stockholder may permit us to engage in any of the foregoing activities, we have no agreement or understanding that any such permission will be granted in the future. Unless the selling stockholder did permit us to take any or all of the foregoing actions we may be severely restricted in our ability to raise additional capital when we require funding to implement our business plan, make acquisitions, fund working capital, or otherwise.


                                 USE OF PROCEEDS

         We will not realize any proceeds from the sale of the shares pursuant to this prospectus, but will derive proceeds of $1,000,000 if the Warrants are exercised in full. Such proceeds will be available to us for working capital and general corporate purposes.

                               SELLING STOCKHOLDER


GENERAL


         The following table sets forth:

         (1)  the name of the selling stockholder,

         (2) the nature of any position, office or other material relationship which such selling stockholder has had with us or any of our affiliates within the last three years,

         (3) the number of shares of common stock owned by such selling stockholder prior to the offering,

         (4) the number of shares of common stock offered for such selling stockholder's account, and

         (5) the number of shares of common stock and the percentage owned by such selling stockholder after completion of the offering.



                                                                                       Number
                                                    Number of                        of Shares
                                                     Shares            Number of       Owned        Percentage
                              Relationship to     Owned Prior to         Shares        After       Owned After
Selling Stockholder               Company            Offering          to be Sold     Offering       Offering
-------------------           ---------------     ---------------     -----------     --------     -----------
La Vista Investors LLC(1)    Equity Investor in     1,075,913(2)      1,075,913(2)        0            --
                             5B Technologies




----------

(1) La Vista Investors LLC is a private investment fund that is owned by all of its investors and managed by WEC Asset Management LLC. WEC Asset Management LLC has voting and investment control over the shares owned by La Vista Investors LLC. Messrs. Ethan Benovitz, Jaime Hartman, Mark Nordlicht and Daniel Saks are the managing members and controlling persons of WEC Asset Management LLC.



(2) This number equals the number of shares of common stock underlying the Warrants plus the number of shares issuable to the selling stockholder pursuant to the formula set forth in the Certificate of Designations of the Series A Preferred Stock, calculated as of June 1, 2000. The actual number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock will depend upon the calculation of the conversion formula at the time or times the selling stockholder converts such shares of Series B Preferred Stock.



         The selling stockholder was initially introduced to us in March 2000 by Institutional Finance Group, Inc., and Banyan Investment Advisors, Inc., a registrant broker-dealer. Prior to such initial introduction, we had no relationship of any nature with the selling stockholder.




         Once the selling stockholder was introduced to us, neither Institutional Finance Group, Inc. nor Banyan Investment Advisors, Inc. participated in the transaction, and in particular did not (A) participate in document preparation or marketing of the securities purchased by the selling stockholder, (B) conduct due diligence, (C) perform services or analyses for us or the selling stockholder, or (D) give advice on how the private placement with the selling stockholder should be structured.



         We originally had an Engagement Agreement with Banyan Investment Advisors, Inc. under which Banyan was to assist us in identifying financing opportunities. Banyan, in turn, sought the further assistance of Institutional Finance Group, Inc. and it was Institutional Finance Group, Inc. that introduced us to the selling stockholder. Pursuant to an amendment to our original Engagement Agreement, in respect of Banyan's and Institutional Advisor's success in finding the selling stockholder, we paid (A) total cash consideration equal to 8% of the private placement (or $80,000), which was paid $50,000 to Institutional Advisors and $30,000 to Banyan, and (B) total warrant compensation of 1% of the private placement (or 10,000 warrants), which was paid 6,000 warrants to Institutional Advisors and 4,000 warrants to Banyan. The amount of compensation paid to Banyan and Institutional Advisors was proposed to us by Banyan and Institutional Advisors as compensation comparable to levels of compensation paid to other finders in similar transactions. We, in turn, determined that the amount we paid Banyan and Institutional Advisors was fair and within the scope of compensatory arrangements for other similar financings.



DESCRIPTION OF SERIES B PREFERRED STOCK



         On April 17, 2000, we completed a private placement transaction in which we sold to the selling stockholder (A) 1,000 shares of our 6% Convertible Series A Preferred Stock (the "Series A Preferred Stock"), and
(B) common stock purchase Warrants to purchase an aggregate of 100,000 shares of our common stock, for an aggregate cash investment by the selling stockholder of $1,000,000. Following the issuance of the Series A Preferred

Stock, the holders of the Series A Preferred Stock and the Company agreed to exchange the Series A Preferred Stock for the Series B Preferred Stock on a one-for-one basis. The terms of the Series A Preferred Stock were identical to those of the Series B Preferred Stock except that the holders of the Series A Preferred Stock had the right to vote together with the holders of Common Stock as a single class. The following is a summary of the material terms of the Series B Preferred Stock and the complete terms can be obtained by reviewing Exhibit 3.3 of the registration statement of which this prospectus forms a part or by contacting us at the address set forth on page 1 of this prospectus.



         CONVERSION. Each share of the Series B Preferred Stock is convertible, at any time and from time to time at the election of the selling stockholder, into shares of our common stock based upon a formula. This formula says that each share of Series B Preferred Stock converts at any time into shares of our common stock determined by dividing $1,000 by the lower of either (1) $9.00, or
(2) 80% of the average of the three lowest closing bid prices of our common stock during the thirty days before the date of conversion. The practical effects of this conversion formula are:



         - If the lowest three closing bid prices of our common stock is above $11.25, then the conversion price is based upon the $9.00 formula



         - If the lowest three closing bid prices of our common stock is less than $11.25, then the conversion price is determined by the 80% formula



         The number of shares of our common stock that may ultimately be issued upon the conversion of the Series B Preferred Stock cannot be determined, however, because of the "floating" aspect of the 80% formula (when the lowest three closing bid prices is less than $11.25). The following table sets forth the number of shares of common stock that would be issuable upon conversion of the Series B Preferred Stock at various conversion prices:


                                                          Shares Issued Upon      Percentage of Outstanding
       Market Price                 Conversion Price          Conversion                   Shares(1)
-------------------------------     ----------------      ------------------      -------------------------
$11.25 and above                       $9.00(2)                111,111                      5.2%
$8.4375 (25% less than $11.25)         $6.75(3)                148,148                      6.9%
$5.625 (50% less than $11.25)          $4.50(3)                222,222                      10.4%
$3.25 (actual price at 7/20/00)        $2.60(3)                384,615                      18.0%
$2.8125 (75% less than $11.25)         $2.25(3)                444,444                      20.8%(4)




----------
(1) Based upon 2,135,500 shares issued and outstanding.

(2) Any time the market price is at $11.25 or above, the conversion price is fixed at $9.00.

(3) These amounts are 80% of the related market prices.

(4) The terms of the Series B Preferred Stock do not permit the issuance of more than 19.9% of our common stock upon the conversion of the Series B Preferred Stock without obtaining all approvals, including the obtaining of our stockholders' approval, required by the Nasdaq Stock Market. This is more fully described below under the caption "Limitations on Issuances of Shares of Common Stock."



         The variable conversion price formula of the Series B Preferred Stock could negatively affect our common stock as follows:



         - Reduction in Stock Price. At any time when our common stock trades at a price less than $11.25 per share, the Series B Preferred Stock will be convertible into shares of our common stock at a variable rate based on future trading prices of our common stock and events that may occur in the future. The number of shares of common stock issuable upon conversion of the Series B Preferred Stock will be inversely proportional to the market price of the common stock at the dates upon which the conversion price may be determined.



         - Effect of Additional Shares in Market. To the extent that holder of the Series B Preferred Stock converts and then sell its common stock in the open market, our common stock price may decrease due to the additional shares in the market, possibly allowing the holder to convert the additional shares of Series B Preferred Stock into greater amounts of common stock, further depressing the stock price.



         - Impact of Dilution. The additional shares of our common stock issued upon conversion of the Series B Preferred Stock would dilute the percentage interest of each of our existing common stockholders, and this dilution would increase as more shares of common stock are issued due to the impact of the variable conversion price. Each additional issuance of shares upon conversion would increase the supply of shares in the market and, as a result, may cause the market price of our common stock to decline. The effect of this increased supply of common stock leading to a lower market price may be magnified if there are sequential conversions of the Series B Preferred Stock.



         - Possible Nasdaq Delisting. In order for our common stock to retain its listing on the Nasdaq SmallCap Market, various maintenance tests must be met by 5B Technologies. In particular, the minimum bid price of our common stock must be $1.00 or more. If the cumulative effect of the foregoing negative affects on our common stock resulting from the variable conversion price formula of the Series B Preferred Stock was to cause the price of the common stock to trade at levels below $1.00, our common stock could be subject to delisting, after which trading would only be conducted in the over-the-counter market in the "pink sheets" or on the NASD OTC Bulletin Board.



         In addition to the right of the selling stockholder to voluntarily convert its Series B Preferred Stock into shares of our common stock, all unconverted shares of the Series B Preferred Stock will automatically convert into shares of common stock, at the then-applicable conversion formula, on April 17, 2003.



         REDEMPTION. We may be obligated to redeem the Series B Preferred Stock in two types of situations: (1) if the number of shares issued upon conversion of the Series B Preferred Stock were to exceed 19.9% of our outstanding common stock, and (2) if we fail to conclude certain required actions of if certain enumerated events were to occur.



         - If the Underlying Shares Exceed 19.9%. If the number of shares of common stock issued upon conversion of the Series B Preferred Stock and in lieu of cash dividends (see below for a description of this concept) exceeds 19.9% of our outstanding common stock, we must take, at our option, one of two actions:



              - redeem all of the remaining shares of Series B Preferred Stock at a price equal to 120% of the Liquidation Preference (see below for a description of this concept), or



              - call a special meeting of our stockholders to approve of the issuance of the common stock (and any other matters requiring stockholder approval under the applicable rules of the Nasdaq Stock Market) and use our best efforts to obtain such approval



         We cannot predict which of the foregoing two alternatives we will elect. In any event, our ability to elect the first alternative (i.e., make a redemption at 120% of the Liquidation Value of the Series B Preferred Stock) will depend on numerous factors in the future, including whether we have sufficient funds to make such redemption.



         - Failure to Conclude Actions/Occurrence of Events. We will be required to redeem the outstanding Series B Preferred Stock if any of the following events (among others) were to happen (unless the selling stockholder at the time agreed with us otherwise):



              -    if the registration statement of which this prospectus is a part is not effective by September 27, 2000



              - if we breach the terms of the Series B Preferred Stock and do not cure such breach within 10 days of notice to us of such breach



              - if we become bankrupt by court order or if we voluntarily institute bankruptcy proceedings or if other similar events occur



              - if we default under any of our material contracts in our businesses or lose a final judgment, where the default or judgment is in excess of $250,000



              -  if there is a "Change of Control" (as defined)



         LIMITATIONS ON ISSUANCES OF SHARES OF COMMON STOCK. The terms of the Series B Preferred Stock contain two limitations on when we can issue shares of our common stock when the selling stockholder seeks to convert the Series B Preferred Stock. These limitations are as follows:



         - 19.9% Limitation. Rule 4310(c)(25)(G)(i) of the Nasdaq Stock Market requires us to obtain stockholder approval if we want to issue 20% or more of our common stock at less than the market value of the common stock (other than in a public offering). In every case the conversion of the Series B Preferred Stock will result in a below-market-value issuance of our common stock to the selling stockholder, and we, therefore, cannot issue 20% (or more) of our common stock to the selling stockholder even if the floating conversion formula described above would result in such an issuance.



         To address this issue in advance, the Series B Preferred Stock provides that no issuances of common stock which would require prior stockholder approval (as a result of the 20% share issuance restriction or for any other reason mandated by the Nasdaq Stock Market) may be made without our first obtaining stockholder approval. If the "floating" conversion formula were, in fact, to result in 20% (or more) of our common stock being issued to the selling stockholder, the Series B Preferred Stock requires that we take, at our option, one of two actions:



              - redeem all of the remaining shares of Series B Preferred Stock at a price equal to 120% of the Liquidation Preference (see below for a description of this concept), or



              - call a special meeting of our stockholders to approve of the issuance of the common stock (and any other matters requiring stockholder approval under the applicable rules of the Nasdaq Stock Market) and use our best efforts to obtain such approval



         We cannot predict which of the foregoing two alternatives we will elect. In any event, our ability to elect the first alternative (i.e., make a redemption at 120% of the Liquidation Value of the Series B Preferred Stock) will depend on numerous factors in the future, including whether we have sufficient funds to make such redemption.



         - 4.999% Limitation. The terms of the Series B Preferred Stock provide that the selling stockholder may not convert the Series B Preferred Stock and/or receive shares of common stock in lieu of dividends if such conversion and/or receipt would result in the selling stockholder beneficially owning in excess of 4.999% of the then issued and outstanding shares of our common stock. This provision also provides that the selling stockholder may waive this restriction with 61 days prior notice to us. The practical effect of this provision will allow the selling stockholder to control the amount of its share ownership so that it can determine when and if it will be required to file certain ownership reports of our common stock under Section 13(d) of the Securities Exchange Act of 1934 (which requires any person beneficially owning 5.0% or more of our common stock to file reports with the SEC).



         VOTING. The Series B Preferred Stock is not entitled to vote together with the holders of Common Stock as a single class.



         DIVIDENDS. Holders of the Series B Preferred Stock are entitled to receive a preferential cumulative dividend of $60 per share per year (or an aggregate of $60,000 per year). The dividends payable on the Series B Preferred Stock may be paid by us, at our option, either in cash or in shares of our common stock. If we elect to pay these dividends in shares of our common stock, the result will be that additional shares of common stock will be issued and there will be further dilution to our other stockholders. Further, the registration statement of which this prospectus is a part has registered shares of our common stock which may be issued as such dividends, and such shares may therefore be sold into the market which may result in further depression of our common stock price.



         LIQUIDATION. Upon liquidation of 5B Technologies, the holders of the Series B Preferred Stock will be entitled to receive a liquidation payment, before any payment is made to the holders of our common stock, equal to $1,000 per share (or $1,000,000 in the aggregate) plus any accrued and unpaid dividends.



         SINKING FUND. There is no sinking fund for the payment of dividends or liquidation preference on the Series B Preferred Stock.

DESCRIPTION OF WARRANTS



         On April 17, 2000, we completed a private placement transaction in which we sold to the selling stockholder (A) 1,000 shares of our 6% Convertible Series A Preferred Stock, and (B) common stock purchase Warrants to purchase an aggregate of 100,000 shares of our common stock, for an aggregate cash investment by the selling stockholder of $1,000,000. Following the issuance of the Series A Preferred Stock, the holders of the Series A Preferred Stock and the Company agreed to exchange the Series A Preferred Stock for the Series B Preferred Stock on a one-for-one basis. The terms of the Series A Preferred Stock were identical to those of the Series B Preferred Stock except that the holders of the Series A Preferred Stock were entitled to vote together with the holders of Common Stock as a single class. The following is a summary of the material terms of the Warrants, and the complete terms can be obtained by reviewing Exhibit 4.6 of the registration statement of which this prospectus forms a part or by contacting us at the address set forth on page 1 of this prospectus.



         The Warrants permit the selling stockholders to acquire, at any time and from time to time until April 17, 2005, up to 100,000 shares of our common stock at an original exercise price of $10.00 per share. The Warrants do not permit cashless exercises. The shares of our common stock issuable upon exercise of the Warrants are registered in the registration statement of which this prospectus is a part. We will derive proceeds of $1,000,000 if the Warrants are exercised in full.



         The Warrants contain a "reset" provision under which the $10.00 exercise price may be decreased (and then any such decreased exercise price may be successively decreased) if we sell any common stock, or any rights, options or warrants to all holders of record of our common stock entitling all holders to subscribe for or purchase shares of our common stock, below the "Market Price" of our common stock. The "Market Price" is, generally, the closing bid price on the Nasdaq Stock Market (or in the over-the-counter market if our common stock is not traded on Nasdaq).



         By way of example, under this "reset" provision, if the $10.00 exercise is still in effect and we were to issue 100,000 shares of common stock at $5.00 per share at a time when the Market Price was $8.00 and our 2,135,500 shares of common stock were outstanding, the $10.00 exercise price would be reset to $9.83 per share. In addition, this new "reset" exercise price of $9.83 per share would be subsequently reset (and that new reset exercise price subsequently reset, etc.) each time we were to sell common stock below the Market Price. This "reset" provision has the effect of potentially reducing the cost of the shares of common stock issuable upon exercise of the Warrants to a price substantially below the original $10.00 per share exercise price, which could result in the selling stockholder being able to acquire our common stock at a price substantially below the then-market price of our common stock.



DESCRIPTION OF CERTAIN AGREEMENTS WITH THE SELLING STOCKHOLDER



         We have agreed to the following important matters with the selling stockholder:



         REGISTRATION RIGHTS. We agreed with the selling stockholder to register the shares of common stock issuable (A) upon conversion of the Series B Preferred Stock, (B) upon exercise of the Warrants, and (C) in lieu of cash dividends. Because we do not know how many shares of common stock we will ultimately issue upon conversion of the Series B Preferred Stock (due to the "floating" conversion formula) and since we are not able to predict how many shares of common stock we will issue in lieu of cash dividends, we agreed to register hereunder that number of shares of common stock equal to two times the maximum number of shares of common stock issuable upon conversion of the Series B Preferred Stock (based upon the conversion formula contained in the Series B Preferred Stock on the date of the initial registration) and upon exercise of the Warrants. These shares of our common stock are those offered by this prospectus.



         We will pay all expenses required to comply with our registration obligations, other than the selling stockholder's brokerage or similar commissions or expenses.



         We are obligated to keep the selling stockholder's shares registered for resale until the earlier of (A) the date when all of the selling stockholder's shares are sold, (B) the date when the selling stockholder's shares are all eligible to be sold without registration under applicable securities laws, and (C) 24 months from the date the registration statement of which this prospectus is a part is declared effective.



         We have agreed to use our best efforts to file the registration statement covering the selling stockholder's shares by May 17, 2000 and to complete the registration of the selling stockholder's shares by no later than July 17, 2000. If we fail to timely complete such filing, or if the registration statement is not completed in time, or if certain other enumerated events occur, we are obligated to pay the selling stockholder an aggregate $20,000 per month until we satisfy our obligations.



         LIMITATION ON SENIOR SHARE SALES. We agreed with the selling stockholder that, without its consent, we will not issue any of our shares with provisions which would be senior or superior to the Series B Preferred Stock. This limitation may in the future impede us in efforts to raise additional capital at times when we require funding to implement our business plan, make acquisitions, fund working capital, or otherwise.



         LIMITATION ON SALES OF ADDITIONAL SHARES. We agreed with the selling stockholder that, without its consent, for a period of 270 days from the date the registration statement of which this prospectus is a part is declared effective, we will not sell any of our securities. We are, however, permitted to sell our securities in certain listed situations, including in a public offering of $7,000,000 or more; in acquisitions; and upon exercise of options under our option plans and other outstanding options, warrants and other rights. Until the expiration of this 270 day period, we will not be able to raise additional funds through the sale of our securities (unless we obtain the selling stockholder's consent) which will impede us in efforts to raise additional capital at times when we require funding to implement our business plan, make acquisitions, fund working capital, or otherwise.



         RIGHT TO FIRST REFUSAL. We agreed with the selling stockholder that until October 17, 2001, if we want to sell any of our securities to a prospective investor, we must first notify the selling stockholder. The selling stockholder then has the right to elect to buy all (but not less than all) of the securities we want to sell to the prospective investor on the same terms and conditions we would have sold the securities to such prospective investor.



         LIMITATIONS OF GRANTING REGISTRATION RIGHTS. We agreed with the selling stockholder that we cannot have any other registration statement registering our securities become effective until the registration statement of which this prospectus is a part has been effective for six consecutive months (with the exception of certain listed registration statements). We also agreed with the selling stockholder that we will not file any registration statement (or have a registration declared effective) that registers any of our securities we were to issue in connection with any acquisitions or financings in the future until the later of (A) 270 days after the registration statement of which this prospectus is a part is declared effective, and (B) the date when the registration statement has been effective for at least 270 days (which need not be consecutive). These restrictions on our registering any of our shares is likely to impede us in efforts to raise additional capital at times when we require funding to implement our business plan, make acquisitions, fund working capital, or otherwise.



                              PLAN OF DISTRIBUTION

         We will receive no part of the proceeds of any sales made hereunder. We will pay all expenses of registration incurred in connection with this offering and in connection with the offering and sale of the shares, other than commissions, discounts and fees of underwriters, dealers or agents. All selling and other expenses incurred by the selling stockholder will be borne by the selling stockholder.

         The selling stockholder and any broker-dealers participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under that Act.

         The selling stockholder may from time to time sell all or a portion of the shares on the Nasdaq SmallCap Market or on any national securities exchange on which our common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The shares will not be sold in an underwritten public offering. The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

         (1) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         (2) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         (3) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         (4)  privately negotiated transactions.

         In effecting sales, brokers and dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholder (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive from the purchasers of such shares commissions as described above.

         In connection with the distribution of the shares, the selling stockholder may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell the shares short and redeliver the shares to close out the short positions. The selling stockholder may also enter into option or other transactions with broker-dealers, which require the delivery to the broker-dealer of the shares. The selling stockholder may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares. In addition to the foregoing, the selling stockholder may enter into, from time to time, other types of hedging transactions.

         The selling stockholder and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 and any profit on the sale of shares by the selling stockholder and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts under that Act.


         The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning (A) one year after the shares underlying the Warrants are issued and (B) April 18, 2001 with respect to the shares issuable upon conversion of the Series B Preferred Stock.



         We have advised the selling stockholder that, during such time as it may be engaged in a distribution of any of the shares or our common stock being offered by this prospectus, it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. In general, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer or other person who has agreed to participate, or who is participating, in a distribution.



         Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. We have advised the selling stockholder that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock so long as the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative or deceptive practices. The selling stockholder and distribution participants will be required to consult with their own legal counsel to ensure compliance with Regulation M.

         In addition to the restrictions provided under Regulation M, we have advised the selling stockholder that, pursuant to the Securities Exchange Act of 1934, any person engaged in a distribution of our common stock being offered by this prospectus may not simultaneously engage in market making activities for our common stock during the applicable "cooling off" periods prior to the commencement of such distribution.



                                  LEGAL MATTERS

         Our counsel, Piper Marbury Rudnick & Wolfe LLP, New York, New York, will issue an opinion to us on certain legal matters relating to the shares of common stock.

                                     EXPERTS

         Our consolidated financial statements for the year ended December 31, 1999, incorporated by reference in this prospectus, have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their report incorporated herein by reference, and is incorporated herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

         Our consolidated financial statements for the years ended December 31, 1998 and 1997, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing and giving said report.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth our estimates (other than the Securities and Exchange Commission registration fee and the Nasdaq SmallCap Market additional shares listing fee) of the expenses to be incurred in connection with the issuance and distribution of the shares of Common Stock being registered:

Securities and Exchange Commission registration fee      $ 1,243.40
Printing and engraving expenses                            2,000.00*
Legal fees and expenses                                    5,000.00*
Accounting fees and expenses                               5,000.00*
Transfer agent and registrar fees                          2,000.00*
Miscellaneous expenses                                     2,256.60*
                                                         -----------
         Total                                           $17,500.00*
                                                         -----------
                                                         -----------


----------
*   estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Certificate of Incorporation includes a provision that eliminates the personal liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the maximum extent permitted by the Delaware General Corporation Law ("DGCL"). The DGCL does not permit liability to be eliminated (i) for any breach of one of our director's duty of loyalty to 5B Technologies or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the DGCL, or (iv) for any transaction for which one of our directors derived an improper personal benefit. Our Certificate of Incorporation also provides that 5B Technologies shall indemnify our directors and executive officers to the fullest extent permitted by the DGCL, including those circumstances in which indemnification would otherwise be discretionary, subject to certain exceptions. Our Certificate of Incorporation also provides that 5B Technologies will advance expenses to directors and executive officers incurred in connection with an action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

         Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of 5B Technologies or is or was serving at our request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of 5B Technologies, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         We have entered into indemnification agreements with certain of our directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by the DGCL and our Certificate of Incorporation, subject to certain exceptions as well as certain additional procedural protections. In addition, the indemnification agreements provide generally that we will advance expenses incurred by directors and executives officers in any action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

         The indemnification provisions in our Certificate of Incorporation and the indemnity agreements entered into between us and certain of our directors and executive officers may permit indemnification for liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of 5B Technologies pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS



Exhibit No.        Description
-----------        -----------
     ****2.1       -    Agreement and Plan of Merger, dated as of February 11,
                        2000, by and among Paramount Financial Corporation, 5B
                        Technologies Corporation and Paramount Merger
                        Corporation

    *****3.1       -    Certificate of Incorporation of the Registrant

    *****3.2       -    By-laws of the Registrant

   ******3.3       -    Certificate of Designations of Series A 6% Convertible
                        Preferred Stock of 5B Technologies Corporation, filed
                        with the Secretary of State of the State of Delaware on
                        April 14, 2000.

       ++3.4       -    Certificate of Designations of Series B 6% Convertible
                        Preferred Stock of 5B Technologies Corporation.

        *4.1       -    Specimen Common Stock Certificate

        *4.2       -    Form of Underwriter's Unit Purchase Option, as amended

        *4.3       -    Form of Class A and Class B Warrant Agreement, as
                        amended

        *4.4       -    Specimen Class A Warrant Certificate

        *4.5       -    Specimen Class B Warrant Certificate

   ******4.6       -    Common Stock Purchase Warrant, dated April 17, 2000,
                        issued to La Vista Investors LLC by 5B Technologies
                        Corporation

        +5.1       -    Opinion of Piper Marbury Rudnick & Wolfe LLP

       *10.1       -    Employment Agreement between Registrant and Jeffrey
                        Nortman dated as of January 22, 1996

       *10.2       -    Employment Agreement between Registrant and Glenn
                        Nortman dated as of January 22, 1996

        10.3       -    Intentionally Omitted

       *10.4       -    Form of Master Lease Agreement relating to Computer
                        Equipment Leases

       *10.5       -    1995 Stock Option Plan

      **10.6       -    Stock Purchase Agreement dated January 6, 1998 by and
                        among Paramount Financial Corporation and Lawrence P.
                        Kagan and Steven Lippel relating to Deltaforce Personnel
                        Services, Inc.

       *10.7       -    Form of Indemnification Agreement

       *10.8       -    Sublease Agreement, dated September 15, 1995, between
                        the Company and Lehman Brothers Inc.

       *10.9       -    Consent to Sublease, dated September 15, 1995, among
                        Chasco Company, Lehman Brothers Inc. and the Company

      *10.10       -    1995 Director Option Plan

    ***10.11       -    Stock Purchase Agreement dated October 23, 1998 between
                        the Registrant and Abbey, Garrett & Seth, Ltd. relating
                        to Comptech Resources, Inc.

    ***10.12       -    Asset Purchase Agreement dated July 28, 1998 between the
                        Registrant and RBW Staffing Services, Inc. relating to
                        WordSmiths


 ******10.13       -    Securities Purchase Agreement, dated April 17, 2000, by
                        and between 5B Technologies Corporation and La Vista
                        Investors LLC

 ******10.14       -    Registration Rights Agreement, dated April 17, 2000, by
                        and between 5B Technologies Corporation and La Vista
                        Investors LLC

*******10.15       -    Purchase Agreement, dated May 2, 2000, by and between
                        Paramount Operations Inc. (a wholly -owned subsidiary of
                        5B Technologies Corporation) and Stamford Computer
                        Group, Inc.

     *****21       -    List of Subsidiaries

       +23.1       -    Consent of Piper Marbury Rudnick & Wolfe LLP (included
                        in Exhibit 5.1)

      ++23.2       -    Consent of BDO Seidman, LLP

      ++23.3       -    Consent of Arthur Andersen LLP

        ++24       -    Power of attorney (included on the signature page to
                        this registration statement).



----------

 +       Previously filed.

++       Filed herewith.

* Incorporated by Reference from the Registrant's Registration Statement on Form S-1, Registration No. 33-96382.

** Incorporated by reference from the Registrant's Form 10-K for the year ended December 31, 1997.

*** Incorporated by reference from the Registrant's Form 10-K for the year ended December 31, 1998.

**** Incorporated by reference from the Registrant's Form 8-K filed on February 15, 2000.

***** Incorporated by reference from the Registrant's Form 10-K for the year ended December 31, 1999.

****** Incorporated by reference from the Registrant's Form 8-K filed on April 28, 2000.

******* Incorporated by reference from the Registrant's Form 8-K filed on May 17, 2000.

ITEM 17. UNDERTAKINGS.

         (a)  The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


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


                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                   Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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


                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jericho, State of New York, on this 11th day of August, 2000.



                                  5B TECHOLOGIES CORPORATION


                                  By: /s/GLENN NORTMAN
                                     ---------------------------
                                     Glenn Nortman
                                     Chief Executive Officer








         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

   Signature                      Title                            Date
   ---------                      -----                            ----

/s/GLENN NORTMAN          Chief Executive Officer              August 11, 2000
---------------------     and Director
Glenn Nortman             (Principal Executive Officer)

/s/JEFFREY NORTMAN        Chief Operating Officer              August 11, 2000
---------------------     and Director
Jeffrey Nortman

/s/ANTHONY FERNANDEZ      Director of Finance                  August 11, 2000
--------------------      (Principal Financial
Anthony Fernandez         Officer and Principal
                          Accounting Officer)

        *                 Director                             August 11, 2000
--------------------
William H. Kelly



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



        *                 Director                             August 11, 2000
--------------------
Larry Austin

*By:/s/GLENN NORTMAN
    ----------------
    Glenn Nortman
    Attorney-in-Fact



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